Exhibit 4.23

1847 HOLDINGS LLC

FIRST AMENDMENT TO WARRANT

THIS FIRST AMENDMENT, dated as of May 10, 2023 (this “Amendment”), to that certain Warrant, dated as of October 8, 2021, is entered into by and between 1847 Holdings LLC, a Delaware limited liability company (the “Company”), and Leonite Capital LLC, a Delaware limited liability company (the “Holder”). When provisions herein apply to both or either the Company or the Holder, they sometimes are referred to as “Parties” or “Party.”

RECITALS

A. On October 8, 2021, the Company issued to the Holder a warrant to purchase 500,000 common shares of the Company, which was subsequently adjusted in August 2022 to 297,620 common shares (the “Warrant”).

B. The Company and the Holder desire to amend Section 3(e) of the Warrant in accordance with Section 6(l) of the Warrant.

C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Warrant, as amended by this Amendment, unless herein defined or the context shall otherwise require.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. Amendment to Section 3(e). Section 3(e) of the Warrant is hereby amended and restated in its entirety to read as follows:

“(e) Anti-dilution Adjustment. If at any time while this Warrant is outstanding, the Company sells or grants (or has sold or granted, as the case may be) any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or has sold or issued, as the case may be, or announces any sale, grant or any option to purchase or other disposition), any Common Share or other securities convertible into, exercisable for or otherwise entitled any person or entity the right to acquire Common Shares at an effective price per share that is lower than the then Exercise Price (such lower price, the “Base Exercise Price” and such issuances, collectively, a “Dilutive Issuance”) (it being agreed that if the holder of the Common Share or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Shares at an effective price per share that is lower than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced to a price equal the Base Exercise Price. Such adjustment shall be made whenever such Common Share or other securities are issued, provided however, that no adjustment will be made under this Section 3(e) in respect of an Exempt Issuance.”

2. Miscellaneous.

(a) Ratification. Each Party hereby consents to this Amendment and acknowledges and agrees that, except as expressly set forth in this Amendment, the terms, provisions and conditions of the Warrant are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

(b) Complete Agreement. The Warrant, as amended by this Amendment, and all other certificates, documents or instruments executed under the Warrant, as amended by this Amendment, together with the Exhibits thereto, constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter of the Warrant, as amended by this Amendment.

(c) Amendment. This Amendment may not be amended or modified except in the manner specified for an amendment of or modification to the Warrant in Section 6(l) of the Warrant.

(d) Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflict of laws.

(e) Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF each of the Company and the Holder has executed this Amendment effective as of the date first written above.

COMPANY:

1847 HOLDINGS LLC

By: /s/ Ellery W. Roberts
Name: Ellery W. Roberts
Title: Chief Executive Officer

HOLDER:

Leonite Capital LLC

By: /s/ Avi Geller
Name: Avi Geller
Title: Chief Investment Officer